Exhibit 99.1

Semtech Enters into Cooperation Agreement with Lion Point Capital, LP

Two New Independent Directors to Join the Board of Directors In Advance of the 2023 Annual Meeting of Stockholders

CAMARILLO, Calif. and NEW YORK, New York March 20, 2023 — Semtech Corporation (Nasdaq: SMTC) (“Semtech” or the “Company”), a high-performance semiconductor, IoT systems and Cloud connectivity service provider, today announced that it has entered into a Cooperation Agreement (the “Cooperation Agreement”) with Lion Point Capital, LP (“Lion Point”), an investment firm and one of the Company’s largest stockholders, with beneficial ownership of approximately 4% of Semtech’s outstanding shares of common stock.

Under the terms of the Cooperation Agreement, Semtech and Lion Point will confer with one another on the appointment of two independent directors to Semtech’s Board of Directors (the “Board”), ultimately to be selected by Lion Point after receiving the views of Semtech. The new directors will be appointed within 30 days of entering into the Cooperation Agreement, at which point the Board will be expanded from 10 to 12 directors. The two new independent directors and eight current Semtech directors will stand for election to the Board at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), which has not yet been scheduled. In addition, the Company will commence a search and confer with Lion Point on the appointment of two additional independent directors, ultimately to be selected by the Company after receiving the views of Lion Point. If one or both of those directors are selected prior to the 2023 Annual Meeting, they would also stand for election at that meeting.

“We are pleased with the constructive dialogue we’ve had with Lion Point, and we look forward to welcoming two new independent directors to our Board soon,” said Rockell N. Hankin, Chairman of the Semtech Board of Directors. “Our Board, which includes a broad range of skills and experience, as well as semiconductor expertise, regularly evaluates opportunities for refreshment and looks forward to benefiting from fresh perspectives to drive our business forward. As always, Semtech remains focused on the execution of our strategy as we continue to build on our outstanding platform for innovation and profitable growth.”

“Semtech is a leading semiconductor and wireless franchise with significant upside potential, which we believe can be unlocked,” said Cristiano Amoruso, Partner at Lion Point Capital. “Through this agreement, we believe the Board will be strengthened with new, highly qualified independent directors who will help position the Company for long-term success. We appreciate the constructive partnership with the Board and management, and we are aligned in our objective to create value for all Semtech stockholders.”

Pursuant to the Cooperation Agreement, Lion Point has agreed to customary standstill, voting, and other provisions. The full text of the Cooperation Agreement between Semtech and Lion Point will be filed on Form 8-K with the U.S. Securities and Exchange Commission.

J.P. Morgan Securities LLC is serving as exclusive financial advisor to Semtech, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Semtech. Olshan Frome Wolosky LLP is serving as legal counsel to Lion Point.

About Semtech

Semtech Corporation (Nasdaq: SMTC) is a high-performance semiconductor, IoT systems and Cloud connectivity service provider dedicated to delivering high quality technology solutions that enable a smarter, more connected and sustainable planet. Our global teams are dedicated to empowering solution architects and application developers to develop breakthrough products for the infrastructure, industrial and consumer markets. To learn more about Semtech technology, visit us at Semtech.com or follow us on LinkedIn or Twitter.

About Lion Point Capital

Lion Point Capital, LP is a global investment firm that seeks to invest in equity and debt securities of undervalued public and private companies. Its partners have extensive experience and a successful track record of uncovering and unlocking value through rigorous fundamental analysis and thoughtful actions, encompassing strategy changes, operational efficiency improvements and governance enhancements. Lion Point was founded in 2014.

Forward-Looking and Cautionary Statements

All statements contained herein that are not statements of historical fact, including statements that use the words “will” or other similar words or expressions, that describe Semtech Corporation’s future plans, objectives or goals are “forward-looking statements” and are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of Semtech Corporation to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, but are not limited to: uncertainties related to Semtech’s chief executive officer transition, including disruptions and uncertainties related thereto, the potential impact on the Semtech’s business and future strategic direction resulting from the chief executive officer transition, and Semtech’s ability to retain other key members of senior management; the uncertainty surrounding the impact and duration of supply chain constraints and any associated disruptions; future responses to and effect of the ongoing COVID-19 pandemic or other similar health crises; export restrictions and laws affecting Semtech Corporation’s trade and investments, and tariffs or the occurrence of trade wars; worldwide economic and political disruptions, including as a result of inflation and the current conflict between Russia and Ukraine; competitive changes in the marketplace including, but not limited to, the pace of growth or adoption rates of applicable products or technologies; downturns in the business cycle; and the additional risk factors set forth in Semtech Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (www.sec.gov) on March 16, 2022 as such risk factors may be updated, amended or superseded from time to time by subsequent reports that Semtech Corporation files with the Securities and Exchange Commission. Semtech Corporation assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

Semtech and the Semtech logo are registered trademarks or service marks of Semtech Corporation or its subsidiaries.

Semtech Press Contact:

Shannon Love

(602) 575-9045

slove@semtech.com

Semtech Investor Contact:

Anojja Shah

(630) 390-6413

anojja.shah@semtech.com

Lion Point

Cristiano Amoruso

212-356-6200

info@lionpoint.com

or

Matt Snyder

212-356-6255

info@lionpoint.com